NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Adopted March 23, 2010

The Board of Directors of Searchlight Minerals Corp., a Nevada corporation (the “Corporation”), has adopted this Charter for its Nominating and Corporate Governance Committee as of the date first written above.

1.            Purpose of the Committee
The purpose of the Committee is to identify individuals qualified to become members of the Corporation’s Board of Directors, recommend qualified nominees for election at the next annual or special meeting of stockholders at which Directors are to be elected (or to fill any vacancies or newly created Directorships that may occur between such meetings), recommend Directors for appointment to other committees of the Board of Directors, review and make recommendations to the Board of Directors regarding compensation for the Corporation’s Directors, develop and recommend to the Board of Directors the Corporation’s Corporate Governance Guidelines, Code of Business Conduct and Code of Ethics (collectively, the “Corporate Governance Documents”), and oversee compliance with such Corporate Governance Documents.

2.           Composition of the Committee

Number and Qualifications.  The Committee shall initially be comprised of not less than three (3) Directors.  Each Director who serves on the Committee must be affirmatively determined by the Board of Directors to satisfy the independence requirements established by Section 803A of the NYSE Amex LLC (“AMEX”) Company Guide, as amended, modified or supplemented from time to time.  The number of members of the Compensation Committee may be increased or decreased by the Board of Directors in its discretion.

Notwithstanding the foregoing, if the Committee is comprised of at least three (3) members, one (1) director who is not independent as defined in Section 803A of the AMEX Company Guide, and is not a current officer or employee or an immediate family member of such person, may be appointed to the Committee, if the Board of Directors, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Corporation and its stockholders, and the Board of Directors discloses, in the next annual meeting proxy statement (or in its next annual report on Form 10-K or equivalent if the Corporation does not file an annual proxy statement) subsequent to such determination, the nature of the relationship and the reasons for that determination.  A Director appointed to the Committee pursuant to this exception may not serve on the Committee for in excess of two (2) years.

Appointment and Removal.  The chairman and members of the Committee will be appointed by and serve at the discretion of the Board of Directors.  The chairman of the Committee should generally have served at least one (1) year on the Committee prior to becoming chairman.  Each appointed member of the Committee shall be subject to annual reconfirmation and may be removed by the Board of Directors at any time, provided that the Board of Directors must, at all times, assure that the Committee will have a chairman and sufficient members to satisfy the requirements set forth above relating to the number and qualifications of Committee members.

3.           Specific Responsibilities and Duties of the Committee

In addition to any other responsibilities which may be assigned to the Committee from time to time by the Board of Directors, the Committee is responsible for the following matters.

Board of Directors/Committee Nominations.  The Committee shall recommend to the Board of Directors criteria for membership on the Board of Directors and any committees of the Board of Directors, including, without limitation, judgment, diversity, age, skills, background and experience.  The Committee shall oversee searches for and identify qualified individuals for membership on the Board of Directors.  The Committee shall recommend individuals for membership on the Board of Directors and Directors for appointment to the committees of the Board of Directors.  In making its recommendations, the Committee shall review candidates’ qualifications for membership and continuation on the Board of Directors or a committee of the Board of Directors (including a determination as to the independence of the candidate) based on the criteria established by the Board of Directors, periodically review the composition of the Board of Directors and its committees in light of the current challenges and needs of the Board of Directors and each committee, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience, consider rotation of committee members and committee Chairmen, and consider any other factors that are set forth in the Corporation’s Corporate Governance Guidelines or are deemed appropriate by the Committee.

Review of the Board of Directors and its Committees.  The Committee shall periodically review the size and responsibilities of the Board of Directors and its committees and recommend any proposed changes to the Board of Directors.  The Committee may, at the request of the Board of Directors, review the appropriate skills and characteristics required of Board of Directors members in the context of the current make-up of the Board of Directors and the continued appropriateness of the membership of Directors who retire or change their principal occupation or business association.

Corporate Governance Matters.  The Committee shall develop and recommend to the Board of Directors a set of Corporate Governance Documents.  To the extent such Corporate Governance Documents already exist, and at least annually, the Committee shall review and reassess the adequacy of such Corporate Governance Documents and recommend any proposed changes to the Board of Directors.  The Committee shall be responsible for any tasks assigned to it in the Corporate Governance Documents and approved by the Board of Directors.  The Committee shall oversee compliance with the Corporate Governance Documents and report on such compliance to the Board of Directors.  The Committee shall also review and consider any requests for waivers of the Corporate Governance Documents for the Corporation’s Directors, executive officers and other senior financial officers, and shall make a recommendation to the Board of Directors with respect to such request for a waiver.  The Committee shall review and report to the Board of Directors regarding any actual or potential conflicts of interest involving Directors and shall determine whether such Director or Directors may vote on any issue as to which there may be a conflict.

Director Compensation.  The Committee shall review and make recommendations to the Board of Directors regarding compensation (including stock option grants and other equity-based compensation) for the Corporation’s Directors.  In reviewing and making recommendations regarding Director compensation, the Committee shall consider, among other things, any long-term incentive component of Director compensation based on the awards given to Directors in the past years, the possibility that Directors’ independence may be compromised if Director compensation exceeds customary levels, whether the Corporation makes substantial charitable contributions to an organization with which a Director is affiliated, whether the Corporation enters into consulting contracts with or provides other indirect forms of compensation to a Director or any organization with which a Director is affiliated, the cost to the Corporation of such compensation, the Corporation’s financial performance, stockholder return, the value of similar incentive awards relative to such targets at comparable companies and any other factors the Committee deems appropriate and in the best interests of the Corporation.

Disclosure.  The Committee shall oversee the Corporation’s compliance with regulations requiring that waivers of the Corporate Governance Documents and ensure that any conflicts of interests be promptly disclosed.  A copy of this Charter will be made available to stockholders without charge and on the Corporation’s website, if required under applicable rules and regulations.  The Corporation’s Annual Report on Form 10-K will state that this Charter and the Corporate Governance Documents are available in print to stockholders upon request, if required under applicable rules and regulations.

Reporting to the Board of Directors.  The Committee shall report to the Board of Directors periodically.  This report shall include a review of any recommendations or issues that arise with respect to Board of Directors or committee nominees or membership, Board of Directors performance, corporate governance or any other matters that the Committee deems appropriate or is requested to be included by the Board of Directors.  The Committee shall periodically review and assess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

4.           Operations of the Committee

Meetings.  The Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this Charter.  The chairman of the Committee, in consultation with the other Committee members, shall determine the frequency and length of the Committee meetings, and shall set meeting agendas consistent with this Charter.  The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board of Directors.

Outside Consultants.  The Committee has the authority to retain and terminate outside consultants or search firms to assist the Committee in identifying Director candidates, including authority to approve all such consultant’s fees and other retention terms.

Delegation.  Except as otherwise prohibited by law, the Corporation’s Articles of Incorporation or the Corporation’s Bylaws, the Committee may delegate all or a portion of its duties and responsibilities to a subcommittee or any member of the Committee when it deems appropriate and in the best interest of the Corporation.